CONSULTING AGREEMENT

This CONSULTING AGREEMENT is made and entered into this 17th day of July, 2008, by and between Collective Brands, Inc., 3231 SE Sixth Avenue, Topeka, KS 66607, a Delaware corporation, and its parent, subsidiaries and affiliated companies (“Collective”), and Jay A. Lentz (“Consultant”), a resident of Lake Lotawana, Missouri.

In consideration of the mutual covenants and promises set forth herein, the parties agree:

1. Term. This Agreement shall commence on August 3, 2008, and shall terminate on August 2, 2009 (the “Term”). Notwithstanding the foregoing, this Agreement may be terminated by either party, at any time, upon 30 days written notice. Collective shall remain obligated to pay Consultant for consulting services performed under this Agreement prior to the effective date of termination.

2. Services. (a) Consultant agrees that he will, when and as requested by the Chief Executive Officer of Collective, from time to time during the term of this Agreement, and at such place or places as Collective may reasonably request, provide non-employee human resource-related consulting services to Collective as directed by the Chief Executive Officer of Collective (the “Services”).

(b) Consultant is responsible for securing his own office space, office equipment, and clerical support services, but visiting office space and appropriate office equipment will be provided if Consultant is meeting with individuals at Collective Brands/Collective Licensing/Stride Rite offices. Consultant may arrange the time and manner of performance of the consulting services and will not be expected to maintain a schedule of duties or assignments except as needed to meet deadlines established by Collective. Collective shall specify milestones, meeting and conference schedules, and due date for deliverables as necessary.

3. Fee. (a) Collective agrees to pay Consultant (i) a monthly retainer of $6,000.00 for Services rendered of up to two days per month for the first six months of the Agreement; and (ii) a monthly retainer of $3,000.00 for Services rendered of up to one day per month for the last six months of the Agreement, payable on the 15th of each month. If Consultant has received pre-approval from the Chief Executive Officer of Collective to perform Services in excess of the monthly maximum requirements, Collective will pay Consultant at the daily rate of $3,000 for such Services. Provided, however, the scope and deliverables for any special projects will be negotiated by Consultant and the Chief Executive Officer of Collective. These payments will not be subject to any payroll taxes or deductions, income withholding taxes, social security taxes, or any other taxes that are customarily deducted from wages. Consultant will be provided an IRS Form 1099 reflecting such payments.

(b) Each payment hereunder shall be considered a separate payment for purposes of Code Section 409A. It is anticipated that, effective August 2, 2008, the level of Services performed by Consultant will not exceed 20% of the average level of services performed by Consultant for Collective over the 36-month period ending August 2, 2008. Accordingly, Consultant will experience a separation from service on August 2, 2008, under the provisions of Section 409A of the Internal Revenue Code of 1986, as amended.

4. Invoices. Consultant shall furnish Collective with invoices on a monthly basis for any Services performed in the preceding month in excess of the retainer. Collective will also reimburse Consultant for all reasonable and necessary travel related expenses incurred during the course of providing the Services, including mileage, overnight travel, lodging, meals, long distance telephone calls, or other related expenses in accordance with Collective’ reimbursement policies in effect during the Term of this Agreement. Consultant shall furnish Collective with an itemized invoice for Services performed during each month of this Agreement in excess of the retainer, and for any expenses incurred, which will be paid no later than 30 days after receipt of the invoice by Collective. Each invoice will set forth in reasonable detail the Services performed and days on which such Services were performed and the related expenses. Collective may, without breach of this Agreement, withhold payment of any particular invoice item that it disputes reasonably and in good faith, conditional upon Collective providing to Consultant, by the due date of the invoice or promptly thereafter, written notification of the amount in dispute including sufficient detail to describe the nature and particulars of the dispute. The parties shall diligently and in good faith attempt to resolve the dispute.

5. Relationship Between the Parties. (a) Consultant is engaged by Collective only for the purpose and to the extent set forth in this Agreement and his relationship shall at all times be a consultant rather than a co-venturer, partner, agent, or employee of Collective. Consultant is responsible for the payment of all federal, state and local income/earnings taxes on all sums paid to him by Collective and understands that Collective is not obligated to provide workers’ compensation insurance coverage nor make social security or unemployment compensation contributions on his behalf. Further, Consultant is not entitled to participate in any plan, arrangement or distribution of any stock, bonus, profit sharing, group medical coverage, group life insurance coverage, long or short term disability arrangements, or any other benefits provided to employees of Collective as a result of this Agreement. Consultant shall have the sole responsibility for reporting and remitting all taxes due to any authority as a result of any fee or other related cost paid by Consultant under this Agreement and shall indemnify and hold Collective harmless from any breach of his obligation under this sentence.

(b) It is agreed and understood that nothing in this Paragraph 5 or elsewhere in this Agreement shall be deemed or construed to create or continue an employer-employee relationship between Consultant and Collective, it being agreed that such relationship between Jay A. Lentz and Collective terminated on August 2, 2008.

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6. Confidential Information. Collective will communicate information to Consultant of a highly privileged, confidential and/or proprietary nature, including information obtained by Collective from third parties. This includes, but is not limited to, documents and information regarding Collective’s methods of operation; suppliers and agents; pricing; costs; sales and expenses; profit margins; financial statements or other financial information; marketing plans and strategies; seasonal plans, goals, objectives and projections; product lines; information regarding past, present, or future business or prospects; salary, staffing, training and employment information (including information about the performance of executives of Collective); or any technical information not of a published nature relating to how Collective does business. Consultant agrees not to use, directly or indirectly, any such confidential information to the detriment of Collective, or for his benefit (or the benefit of any third party), and will not make any oral or written disclosure thereof, except as specifically authorized in writing by Collective. Upon termination of this Agreement, Consultant shall return all Collective documents, records, and confidential information, in whatever form, to Collective and shall not retain copies or other records thereof. Consultant shall also obtain Collective’s consent to use its names, trademarks, tradenames, and other intellectual property identified with Collective.

7. Collective as Exclusive Owner of Work Product. Consultant agrees that Collective will be the exclusive owner of all works conceived or produced by Consultant pursuant to this Agreement, including that Collective will be the exclusive owner of all copyrights and other intellectual property rights in or based upon such works. With regard to such copyrightable works, Consultant agrees that Collective will be the “person for whom the work is prepared” and that Collective will be the exclusive work-for-hire author under the copyright laws of the United States. In addition, Consultant agrees to and hereby assigns exclusively to Collective such works, copyrights, and other intellectual property rights. This provision will survive the termination, cancellation, or expiration of this Agreement.

8. Agency Relationship. Consultant acknowledges that no agency relationship is created by this Agreement and that he shall have no authority to act on behalf of Collective or to bind Collective, or its parent, subsidiaries or affiliates, to any agreement, contract, or cause of action. Consultant shall not represent directly or indirectly that he is an agent or legal representative of Collective or incur any liabilities or obligations in the name of or on its behalf, except as specifically authorized in writing by Collective.

9. Indemnification. Consultant agrees to indemnify, defend, and hold Collective harmless from and against any and all claims, demands, suits, losses, damages, judgments, costs, and attorney fees in connection with defending against any claim arising out of Consultant’s acts or omissions which occur in the course of Consultant’s performance under this Agreement.

10. Amendment, Breach and Waiver. This Agreement may not be changed, amended, or modified in any manner except by an instrument in writing signed by both of the parties hereto. The failure of either party to enforce at any time any of the provisions of this Agreement shall not be construed as a waiver of any such provision, or of the right to such party thereafter to enforce each and every such provision in the event of a subsequent breach.

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11. Remedies. Consultant acknowledges and agrees that the restrictions in this Agreement on Consultant are reasonable in order to protect Collective’s expectations and rights under this Agreement and to provide Collective with the protections that Collective needs to, among other things, safeguard its confidential information. Consultant agrees that any breach of this Agreement by Consultant will cause immediate irreparable injury to Collective, for which an award of damages alone may be inadequate. Therefore, Collective shall be entitled, in addition to any other right or remedy it may have, to an injunction restraining Consultant from any violation or other threatened violation of this Agreement. In the event that Collective is successful in any action related to enforcement of this Agreement, Consultant agrees to pay the reasonable attorneys fees and costs as calculated by the Court.

12. Employer I.D. Number. Consultant shall provide Collective with his Employer Identification Number to allow Collective to provide an IRS Form 1099 at the end of each calendar year during the Term of this Agreement which sets forth all the payments made to Consultant pursuant to this Agreement.

13. Entire Agreement. This Agreement contains the entire understanding of the parties respecting the consulting services contemplated herein. However, this Agreement does not supercede the post-termination obligations under Paragraphs 4 through 6 of the Employment Agreement dated July 16, 2007, the terms and obligations of which remain in full force and effect.

14. Severability. The invalidity or unenforceability of any provision, or portion of this Agreement shall not affect the remainder of that provision or any other provision thereof.

15. Successors and Assigns. This Agreement and the rights hereunder shall be freely assignable by Collective. This Agreement shall inure to the benefit of, and be binding upon, any entity which shall succeed to Collective’s business. Being a contract for personal services, neither this Agreement nor any rights hereunder shall be assigned by Consultant. Provided, however, this Agreement may be assigned by Consultant to a limited liability company or similar entity owned solely by Consultant.

16. Choice of Law; Venue. This Agreement and any questions regarding the validity, interpretation, or performance shall be governed by, and construed in accordance with, the laws of the State of Kansas. Collective and Consultant agree that any action to enforce any provision of this Agreement shall be filed and litigated exclusively in any state or federal court located in the City of Topeka, Kansas, or in Shawnee County, Kansas.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

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COLLECTIVE BRANDS, INC.

By:	/s/ Matthew E. Rubel

Title:	Chairman, Chief Executive Officer and President

/s/ Jay A. Lentz
Consultant

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